PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 13, 1995)

                                  $200,000,000
                         CAROLINA POWER & LIGHT COMPANY
             FIRST MORTGAGE BONDS, 6.80% SERIES DUE AUGUST 15, 2007

                   INTEREST PAYABLE FEBRUARY 15 AND AUGUST 15

INTEREST ON THE SERIES OF NEW BONDS OFFERED HEREBY (THE "OFFERED BONDS") IS PAYABLE FEBRUARY 15 AND AUGUST 15 OF EACH YEAR, COMMENCING FEBRUARY 15, 1998.
   THE OFFERED BONDS WILL BE REDEEMABLE, IN WHOLE OR IN PART, AT THE OPTION OF CAROLINA POWER & LIGHT COMPANY ("CP&L") AT ANY TIME, AT A REDEMPTION
     PRICE EQUAL TO THE GREATER OF (I) 100% OF THEIR PRINCIPAL AMOUNT, OR
     (II) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED
       PAYMENTS OF PRINCIPAL AND INTEREST THEREON FROM THE DATE FIXED FOR REDEMPTION TO THE MATURITY DATE, COMPUTED BY DISCOUNTING SUCH
        PAYMENTS, IN EACH CASE, TO THE DATE OF REDEMPTION ON A
        SEMIANNUAL BASIS (ASSUMING A 360-DAY YEAR CONSISTING OF TWELVE
          30-DAY MONTHS) AT THE TREASURY YIELD (AS DEFINED HEREIN)
            PLUS 10 BASIS POINTS, PLUS IN EACH CASE ACCRUED INTEREST
            ON THE PRINCIPAL AMOUNT THEREOF TO THE DATE OF
              REDEMPTION. SEE "CERTAIN TERMS OF THE OFFERED
              BONDS -- REDEMPTION OF BONDS" HEREIN AND
                "DESCRIPTION OF NEW BONDS" IN THE ACCOMPANYING
                PROSPECTUS. THE OFFERED BONDS WILL BE
                  REPRESENTED BY A GLOBAL SECURITY (AS DEFINED
                  IN THE PROSPECTUS) THAT WILL BE DEPOSITED
                     WITH, OR ON BEHALF OF, THE DEPOSITORY
                     TRUST COMPANY (THE "DEPOSITARY") OR
                       ITS NOMINEE. BOOK-ENTRY INTERESTS
                       IN THE GLOBAL SECURITY WILL BE
                         SHOWN ON, AND TRANSFERS
                         THEREOF WILL BE EFFECTED
                           ONLY THROUGH, RECORDS
                           MAINTAINED BY THE
                               DEPOSITARY OR
                                ITS NOMINEE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS
       PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                       PRICE 99.961% AND ACCRUED INTEREST

                                                                                         UNDERWRITING
                                                                          PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                                                          PUBLIC(1)     COMMISSIONS(2)     CP&L(1)(3)
PER OFFERED BOND.....................................................      99.961%           .650%           99.311%
TOTAL................................................................   $199,922,000      $1,300,000      $198,622,000

  (1) PLUS ACCRUED INTEREST FROM AUGUST 15, 1997.
  (2) CP&L HAS AGREED TO INDEMNIFY THE SEVERAL UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS".
  (3) BEFORE DEDUCTING EXPENSES PAYABLE BY CP&L ESTIMATED TO BE $250,000.

     THE OFFERED BONDS ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE SEVERAL UNDERWRITERS, AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY WINTHROP, STIMSON, PUTNAM & ROBERTS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE OFFERED BONDS WILL BE MADE ON OR ABOUT AUGUST 26, 1997 THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITARY, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

MORGAN STANLEY DEAN WITTER
          CHASE SECURITIES INC.
                       CITICORP SECURITIES, INC.
                                   DEUTSCHE MORGAN GRENFELL
                                               UBS SECURITIES

AUGUST 21, 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE OFFERED BONDS. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE OFFERED BONDS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CP&L OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE OFFERED BONDS OFFERED BY THIS PROSPECTUS SUPPLEMENT, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE OFFERED BONDS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OF THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS

                                                                                      PAGE
                               Prospectus Supplement
Selected Information...............................................................   S-3
Certain Terms of the Offered Bonds.................................................   S-4
Application of Proceeds............................................................   S-6
Underwriters.......................................................................   S-7
Legal Matters......................................................................   S-7

                                    Prospectus
Available Information..............................................................     2
Incorporation of Certain Documents By Reference....................................     2
The Company........................................................................     2
Ratio of Earnings to Fixed Charges.................................................     2
Application of Proceeds............................................................     3
Description of New Bonds...........................................................     3
Description of Debt Securities.....................................................     6
Global Securities..................................................................    13
Experts and Legality...............................................................    14
Plan of Distribution...............................................................    14

                              SELECTED INFORMATION

     THE FOLLOWING MATERIAL, WHICH IS PRESENTED HEREIN SOLELY TO FURNISH LIMITED INTRODUCTORY INFORMATION REGARDING CP&L AND THE OFFERING, HAS BEEN SELECTED FROM OR IS BASED UPON THE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO, AND, THEREFORE, SHOULD BE READ TOGETHER THEREWITH.

                                  THE OFFERING

Securities Offered....................................  $200,000,000 principal amount of First Mortgage Bonds, 6.80% Series due August 15, 2007.

                         CAROLINA POWER & LIGHT COMPANY

Business..............................................  Primarily generation, transmission, distribution and sale of electricity.
Service Area..........................................  Portions of North Carolina and South Carolina comprising approximately 30,000 square miles.
Customers billed as of June 30, 1997..................  Approximately 1.14 million.
Installed Generating Capacity as of June 30, 1997 (in
  kilowatts)..........................................  9,733,000*
Sources of system energy supply for the twelve months
  ended June 30, 1997*................................  Coal-46%, nuclear-42%, purchased power-10%, other-2%.

*Includes 639,700 kilowatts of generating capacity owned by North Carolina
 Eastern Municipal Power Agency in units jointly owned with CP&L.

                             FINANCIAL INFORMATION
                             (DOLLARS IN MILLIONS)

                                                                                    TWELVE MONTHS ENDED
                                                           JUNE 30,
                                                             1997                              DECEMBER 31,
                                                          (UNAUDITED)      1996        1995        1994        1993        1992
Income Statement Data;
  Operating Revenues...................................    $ 2,908.3     $2,995.7    $3,006.6    $2,876.6    $2,895.4    $2,766.8
  Net Income...........................................    $   346.8     $  391.3    $  372.6    $  313.2    $  346.5    $  379.6
Ratio of Earnings to Fixed Charges.....................        3.74x        4.12x       3.67x       3.31x       3.23x       3.34x

                                 CAPITALIZATION
                             (DOLLARS IN MILLIONS)

                                                                                         AS OF JUNE 30, 1997 (UNAUDITED)
                                                                                    ACTUAL     RATIO     ADJUSTED(b)    RATIO
Long-term Debt (a)..............................................................   $2,525.8      47.8%    $ 2,625.8       48.7%
Preferred Stock -- Redemption Not Required......................................       59.4       1.1          59.4        1.1
Common Stock Equity (c).........................................................    2,705.8      51.1       2,707.5       50.2
  Total Capitalization..........................................................   $5,291.0     100.0%    $ 5,392.7      100.0%

 (a) Excludes current portion of long-term debt of $43.4 million at June 30, 1997.
(b) As adjusted reflects the following adjustments:
    (1) Issuance of the Offered Bonds;
    (2) Reclassification of $100 million principal amount of First Mortgage Bonds, 5 3/8% Series due July 1, 1998 to current portion of long-term debt; and
    (3) ESOP share releases in July 1997.
 (c) Includes a reduction of $166.9 and $165.8 million representing unearned ESOP common stock at June 30, 1997 and August 21, 1997, respectively.

                       CERTAIN TERMS OF THE OFFERED BONDS

     The Offered Bonds constitute an issue of a series of the New Bonds. The following information concerning the Offered Bonds supplements and should be read in conjunction with the statements under "Description of New Bonds" in the accompanying Prospectus. Capitalized terms not defined herein are used as defined in the accompanying Prospectus.

GENERAL

     The Offered Bonds will be issued as a new series of CP&L's First Mortgage Bonds under the Mortgage, as supplemented and amended by various supplemental indentures, including the Sixty-fourth Supplemental Indenture dated as of August 15, 1997 relating to the Offered Bonds and will constitute the Sixty-eighth series of Bonds under the Mortgage. The Offered Bonds will mature August 15, 2007.

INTEREST PAYMENTS

     The Offered Bonds will bear interest from August 15, 1997 at the rate shown in their title, the first interest payment to be made on February 15, 1998 with subsequent payments to be made semi-annually on February 15 and August 15 of each year. Principal and interest are payable at The Bank of New York (the "Mortgage Trustee") in New York, New York. Pursuant to the Mortgage, the Company will close its transfer books ten days prior to each interest payment date.

GLOBAL SECURITIES

     The Offered Bonds will be represented by a Global Security that will be deposited with, or on behalf of, the Depositary, and will be available for purchase in denominations of $1,000 and any integral multiple thereof.

     The description which follows of the procedures and recordkeeping with respect to beneficial ownership interests in the Offered Bonds, payments of principal of, and premium, if any, and interest on, the Offered Bonds to the Depositary and its Participants or Beneficial Owners, in each case as defined below, confirmation and transfer of beneficial ownership interests in the Offered Bonds and other related transactions by and among the Depositary, the Depositary Participants and Beneficial Owners has been obtained from sources that CP&L believes to be reliable (including the Depositary), but CP&L takes no responsibility for the accuracy thereof.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Offered Bonds under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on the Depositary's records. The ownership interest of each actual purchaser of Offered Bonds ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Offered Bonds, except in the event that use of the book-entry system for the Offered Bonds is discontinued.

     To facilitate subsequent transfers, all Offered Bonds deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Offered Bonds with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Offered Bonds; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     SO LONG AS CEDE & CO., AS NOMINEE FOR THE DEPOSITARY, IS THE SOLE HOLDER OF THE OFFERED BONDS, THE MORTGAGE TRUSTEE SHALL TREAT CEDE & CO. AS THE ONLY HOLDER OF THE OFFERED BONDS FOR ALL PURPOSES UNDER THE MORTGAGE, INCLUDING RECEIPT OF ALL PRINCIPAL OF, PREMIUM, IF ANY, AND INTEREST ON SUCH OFFERED BONDS, RECEIPT OF NOTICES, AND VOTING AND REQUESTING OR DIRECTING THE MORTGAGE TRUSTEE TO TAKE OR NOT TO TAKE, OR CONSENTING TO, CERTAIN ACTIONS UNDER THE MORTGAGE.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices, if any, shall be sent to the Depositary. If less than all of the Offered Bonds within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Offered Bonds. Under its usual procedures, the Depositary mails an Omnibus Proxy to CP&L as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Offered Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal of, and premium, if any, and interest payments on the Offered Bonds will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Mortgage Trustee or CP&L, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, and premium, if any, and interest to the Depositary is the responsibility of CP&L or the Mortgage Trustee (with funds provided by CP&L), disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as securities depository with respect to the Offered Bonds at any time by giving reasonable notice to CP&L or the Mortgage Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, individual bond certificates are required to be printed and delivered.

     CP&L may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, individual bond certificates will be printed and delivered.

     CP&L, THE UNDERWRITERS AND THE MORTGAGE TRUSTEE HAVE NO RESPONSIBILITY OR OBLIGATION TO THE DEPOSITARY'S PARTICIPANTS OR THE BENEFICIAL OWNERS WITH RESPECT TO (A) THE ACCURACY OF ANY RECORDS MAINTAINED BY THE DEPOSITARY OR ANY DEPOSITARY PARTICIPANT, (B) THE PAYMENT BY ANY DEPOSITARY PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL OF, PREMIUM, IF ANY, AND INTEREST ON, THE OFFERED BONDS, (C) THE DELIVERY OR TIMELINESS OF DELIVERY BY THE DEPOSITARY TO ANY DEPOSITARY PARTICIPANT OR BY ANY DEPOSITARY PARTICIPANT TO ANY BENEFICIAL OWNER OF ANY NOTICE WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE MORTGAGE TO BE GIVEN TO HOLDERS OF THE OFFERED BONDS, OR
(D) ANY OTHER ACTION TAKEN BY THE DEPOSITARY OR ITS NOMINEE, CEDE & CO., AS HOLDER OF THE OFFERED BONDS.

     A further description of the Depositary's procedures with respect to the Offered Bonds is set forth under "Global Securities" in the accompanying Prospectus.

REDEMPTION OF BONDS

     The Offered Bonds will be redeemable in whole or in part, at the option of CP&L at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest from the date fixed for redemption (the "Redemption Date") to the maturity date, computed by discounting such payments, in each case, to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 10 basis points, plus in each case accrued interest on the principal amount thereof to the Redemption Date.

     "Treasury Yield" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker having a maturity comparable to the remaining term of the Offered Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Offered Bonds.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by CP&L and appointed by the Mortgage Trustee.

     "Comparable Treasury Price" means, with respect to any Redemption Date (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Mortgage Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Mortgage Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Chase Securities Inc., Citicorp Securities, Inc., Deutsche Morgan Grenfell Inc., and UBS Securities LLC, and their respective successors, PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), CP&L shall substitute therefor another Primary Treasury Dealer.

     Holders of Offered Bonds to be redeemed will receive notice thereof sent by first-class mail at least 30 and not more than 90 days prior to the date fixed for redemption (which notice may state that it is subject to the receipt of redemption moneys by the Mortgage Trustee on or before the date fixed for redemption and which notice shall be of no effect unless such moneys are so received on or before such date).

                            APPLICATION OF PROCEEDS

     The net proceeds to be received from the sale of the Offered Bonds will be used to reduce the outstanding balance of CP&L's commercial paper and other short-term debt and for other general corporate purposes. Outstanding commercial paper and other short-term debt is anticipated to approximate $450,000,000 immediately prior to the delivery of the Offered Bonds.

                                  UNDERWRITERS

     Subject to the terms of and conditions set forth in the Underwriting Agreement, the underwriters named below (the "Underwriters") have severally agreed to purchase, and CP&L has agreed to sell to them, severally, the respective principal amounts of the Offered Bonds set forth opposite their names below.

                                                                              PRINCIPAL
                                                                              AMOUNT OF
                                                                               OFFERED
UNDERWRITER                                                                     BONDS
Morgan Stanley & Co. Incorporated.........................................   $ 40,000,000
Chase Securities Inc......................................................   $ 40,000,000
Citicorp Securities, Inc..................................................   $ 40,000,000
Deutsche Morgan Grenfell Inc..............................................   $ 40,000,000
UBS Securities LLC........................................................   $ 40,000,000
       Total..............................................................   $200,000,000

     The nature of the Underwriters' obligations is such that they are committed to purchase all of the Offered Bonds if any are purchased; provided, that, under certain circumstances relating to a default of one or more Underwriters, less than all of the Offered Bonds may be purchased.

     The several Underwriters have advised CP&L that they are offering the Offered Bonds to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement; that the Underwriters may allow to selected dealers a concession from the public offering price of .40% of the principal amount of the Offered Bonds; and that the Underwriters may allow, and such dealers may reallow, a concession of .25% of the principal amount of the Offered Bonds to certain other dealers. After the initial public offering, the public offering price and the concession may be changed.

     CP&L has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     CP&L does not intend to apply for listing of the Offered Bonds on any national securities exchange, but has been advised by the Underwriters that they intend to make a market in the Offered Bonds, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Offered Bonds, and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Offered Bonds.

     In order to facilitate the offering of the Offered Bonds, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Bonds. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Offered Bonds for their own account. In addition, to cover overallotments or to stabilize the price of the Offered Bonds, the Underwriters may bid for, and purchase, the Offered Bonds in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Offered Bonds in the offering, if the syndicate repurchases previously distributed Offered Bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Offered Bonds above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     Affiliates of Chase Securities Inc., Citicorp Securities, Inc., Deutsche Morgan Grenfell Inc. and UBS Securities LLC are lenders under revolving credit agreements providing liquidity support for CP&L's outstanding commercial paper. Affiliates of Chase Securities Inc. provide other banking services to CP&L in the ordinary course of business. An affiliate of Citicorp Securities, Inc. is the lender under a revolving credit agreement with the trustee of CP&L's Stock Purchase-Savings Plan as borrower. Morgan Stanley & Co. Incorporated provides the Company from time to time certain investment advisory and strategic planning services.

                                 LEGAL MATTERS

     The statements made as to matters of law and legal conclusions in the documents incorporated by reference herein have been reviewed by William D. Johnson, Esq., Vice President and Corporate Secretary for CP&L, and are set forth in reliance upon his opinion as an expert.

     Certain legal matters relating to the Offered Bonds will be passed upon for CP&L by William D. Johnson, Esq., Vice President and Corporate Secretary of CP&L, Raleigh, North Carolina, by Hunton & Williams, Raleigh, North Carolina, and by Paulling & James, Darlington, South Carolina, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. As of June 30, 1997, William D. Johnson, Esq., owned 1,248 shares of CP&L's Common Stock. Mr. Johnson is acquiring additional shares of Common Stock at regular intervals as a participant in CP&L's Stock Purchase-Savings Plan.

PROSPECTUS

                                  $700,000,000

                         CAROLINA POWER & LIGHT COMPANY

                              FIRST MORTGAGE BONDS
                                DEBT SECURITIES

     Carolina Power & Light Company ("CP&L") intends to offer from time to time up to $700,000,000 aggregate principal amount of its securities, at least $450,000,000 of which will consist of First Mortgage Bonds of CP&L (the "New Bonds") and the remaining $250,000,000 of which will consist of either New Bonds or other debt securities of CP&L (such other debt securities, the "Debt Securities", and, together with the New Bonds, the "Securities"), or any combination thereof, in one or more series at prices and on terms to be determined at the time of sale.

     For each issue of Securities for which this Prospectus is being delivered (the "Offered Bonds" or the "Offered Debt Securities", as the case may be, and, together, the "Offered Securities") there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth, without limitation and to the extent applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate of interest (which may be fixed or variable) or method of calculation thereof, time of payment of interest, any terms for redemption, any sinking fund provisions, any subordination provisions (in the case of the Debt Securities only), the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters, the compensation of such underwriters or agents and any other special terms of the Offered Securities. The Prospectus Supplement relating to the Offered Securities will also contain information concerning certain U.S. federal income tax considerations, if applicable to the Offered Securities.

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

     The Securities may be sold directly by CP&L or through agents designated from time to time or through dealers or underwriters. If any agents of CP&L or any underwriters are involved in the sales of the Offered Securities, the names of such agents or such underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

                          ---------------------------

                 The date of this Prospectus is April 13, 1995

                             AVAILABLE INFORMATION

     CP&L IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND IN ACCORDANCE THEREWITH FILES REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY CP&L WITH THE COMMISSION CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ROOM 1024, JUDICIARY PLAZA, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AND AT THE FOLLOWING REGIONAL OFFICES OF THE COMMISSION: NEW YORK REGIONAL OFFICE, 7 WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK 10048 AND CHICAGO REGIONAL OFFICE, 500 WEST MADISON STREET, 14TH FLOOR, CHICAGO, ILLINOIS 60661-2511. COPIES OF SUCH MATERIAL CAN ALSO BE OBTAINED AT PRESCRIBED RATES FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549. SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION CAN ALSO BE INSPECTED AT THE OFFICES OF THE NEW YORK STOCK EXCHANGE, INC., 20 BROAD STREET, NEW YORK, NEW YORK 10005, AND THE PACIFIC STOCK EXCHANGE INCORPORATED, 301 PINE STREET, SAN FRANCISCO, CALIFORNIA 94104, ON WHICH CP&L'S COMMON STOCK IS LISTED.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which are on file with the Commission (File No. 1-3382) under the Exchange Act, are incorporated by reference in this Prospectus and made a part hereof:

     (a) CP&L's most recently filed Annual Report on Form 10-K;

     (b) CP&L's Quarterly Reports on Form 10-Q filed since the end of CP&L's fiscal year covered by its most recent Annual Report on Form 10-K; and

     (c) CP&L's Current Reports on Form 8-K filed since the end of CP&L's fiscal year covered by its most recent Annual Report on Form 10-K.

     All other documents subsequently filed by CP&L pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     CP&L will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for copies of such documents should be directed to Robert F. Drennan, Jr., Manager -- Financial Planning and Analysis, Treasury Department, Carolina Power & Light Company, 411 Fayetteville Street, Raleigh, North Carolina 27601-1748, telephone 919-546-7474.

                                  THE COMPANY

     CP&L is a public service corporation formed under the laws of North Carolina in 1926 and is engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. The principal executive offices of CP&L are located at 411 Fayetteville Street, Raleigh, North Carolina 27601-1748, telephone 919-546-6111.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth CP&L's historical ratio of earnings to fixed charges for each of the indicated periods.

       TWELVE MONTHS ENDED DECEMBER 31,
----------------------------------------------
 1994      1993      1992      1991      1990
------    ------    ------    ------    ------
3.31x     3.23x     3.34x     3.08x     2.65x

                            APPLICATION OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used primarily for CP&L's ongoing construction and maintenance program, for the redemption, repurchase, repayment, or retirement of outstanding indebtedness or for other general corporate purposes. Any proceeds not immediately so applied when received may be invested temporarily, pending such application, in U.S. government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or will be deposited with banks.

                            DESCRIPTION OF NEW BONDS

GENERAL

     The New Bonds are to be issued under a Mortgage and Deed of Trust, dated as of May 1, 1940, with The Bank of New York (formerly Irving Trust Company) (the "Mortgage Trustee") and Frederick G. Herbst (W.T. Cunningham, successor), as Trustees, as supplemented by indentures supplemental thereto, all of which are collectively referred to as the "Mortgage." All First Mortgage Bonds of CP&L (including the New Bonds) issued and to be issued under the Mortgage are hereinafter sometimes referred to as "Bonds." The statements herein concerning the New Bonds and the Mortgage are merely an outline and do not purport to be complete. Such statements make use of the terms defined in the Mortgage and are qualified in their entirety by express reference to the sections and articles of the Mortgage cited herein.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Bonds (among others): (i) the designation, series and aggregate principal amount of the Offered Bonds; (ii) the percentage or percentages of their principal amount at which such Offered Bonds will be issued; (iii) the date or dates on which the Offered Bonds will mature; (iv) the rate or rates (which may be either fixed or variable), and/or the method of determination of such rate or rates, per annum at which the Offered Bonds will bear interest; (v) the date or dates on which such interest will be payable; (vi) the denominations in which the Offered Bonds are authorized to be issued; (vii) whether such Offered Bonds are to be issued in whole or in part in the form of one or more global Bonds and, if so, the identity of the depositary for such global Bonds;
(viii) redemption terms, if any; and (ix) any other specific terms.

FORM AND EXCHANGES

     The New Bonds will be issuable in the form of registered bonds without coupons. They will be exchangeable without charge for other New Bonds of different authorized denominations, in each case for a like aggregate principal amount, and may be transferred without charge, other than for applicable stamp taxes or other governmental charges.

INTEREST AND PAYMENT

     Reference is made to the Prospectus Supplement for the interest rate or rates (which may be either fixed or variable), and/or the method of determination of such rate or rates, of the Offered Bonds and the date or dates on which such interest is payable. Except as otherwise provided in the Prospectus Supplement relating to the Offered Bonds, principal and interest are payable at The Bank of New York in New York City.

     CP&L has covenanted to pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest on the Bonds of all series at the rate of 6% per annum. (Mortgage, Sec. 78.)

REDEMPTION AND PURCHASE OF BONDS

     The New Bonds may be redeemable, in whole or in part, on at least 30 days' notice at the general redemption prices set forth in the Prospectus Supplement for all redemptions including redemptions (i) for the basic improvement fund,
(ii) for the maintenance and replacement fund, (iii) for the sinking fund, if any, which may be established for a New Bond of a designated interest rate and maturity, (iv) with certain deposited cash, (v) with the proceeds of released property or (vi) at the option of CP&L. Reference is made to the Prospectus Supplement for the redemption terms, if any, of the Offered Bonds.

     If at the time notice of redemption is given the redemption moneys are not on deposit with the Mortgage Trustee, the redemption may be subject to their deposit with the Mortgage Trustee on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

     Cash deposited under any provisions of the Mortgage (with certain exceptions) may be applied to the purchase of Bonds of any series.

     (Mortgage, Art. X.)

IMPROVEMENT FUND

     As to each outstanding series of Bonds, basic improvement fund payments are required in an amount equal to 1/2 of 1% per year of the greatest amount of Bonds of such series outstanding prior to the year in which such payment is due. Payments may be made in cash or principal amount of Bonds of the particular series, or credit may be taken for property additions at 100% (70% in the case of all outstanding series of Bonds issued prior to the Bonds of the Eleventh Series) of cost or fair value, or credit may be taken for Bonds of any series or prior lien bonds retired. The requirement may be anticipated at any time. Additional improvement fund payments in an amount equal to 1/2 of 1% per year are required by the terms of each outstanding series of Bonds issued prior to the Bonds of the Eleventh Series, making a total of 1% as to each of those series. CP&L has reserved the right to amend the Mortgage, without any consent or other action by the holders of the Bonds of the Eleventh Series or any subsequently created series (including each series of the New Bonds), to eliminate the basic improvement fund payments of 1/2 of 1% with respect to each series (including each series of the New Bonds). (Mortgage, Sec. 39; First through Ninth Supplementals, Sec. 3; Tenth Supplemental, Sec. 5.)

MAINTENANCE AND REPLACEMENT FUND

     There shall be expended for each year 15% of the adjusted gross operating revenues for maintenance and replacements in respect of the mortgaged property and certain automotive equipment of CP&L. Excess expenditures for such purposes in any year may be credited against the requirements in any subsequent year. If CP&L is not permitted by regulatory authority to include 15% of such revenues for such purposes in operating expenses, the requirements are correspondingly reduced. Such requirements may be met by depositing cash with the Mortgage Trustee, certifying expenditures for maintenance and repairs, certifying gross property additions, certifying gross expenditures for certain automotive equipment, or by taking credit for Bonds and prior lien bonds retired. Such cash may be withdrawn on expenditures for gross property additions or on waiver of the right to issue Bonds or be applied to the purchase or redemption of Bonds of such series as may be designated by CP&L. See "Redemption and Purchase of Bonds."

     CP&L has reserved the right to amend the Mortgage, without any consent or other action by holders of the Bonds of the Twenty-third Series or any subsequently created series (including each series of the New Bonds), to eliminate the maintenance and replacement fund payments with respect to the Bonds of the Twenty-third Series and any subsequently created series (including each series of the New Bonds). (Mortgage, Sec. 38; Twenty-second Supplemental, Sec. 7.)

SPECIAL PROVISIONS FOR RETIREMENT OF BONDS

     If, during any twelve month period, property is disposed of by order of or to any governmental authority, resulting in the receipt of $10,000,000 or more as proceeds therefor, CP&L (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of Bonds. The Bonds are redeemable at the general redemption prices for this purpose, but only a pro-rata portion of each series of Bonds then outstanding (including each series of the New Bonds) is redeemable for this purpose. CP&L has reserved the right to amend the Mortgage to eliminate the foregoing special provisions for retirement of Bonds. (Mortgage, Sec. 64; Ninth Supplemental, Sec. 6.)

SECURITY

     The New Bonds and any other Bonds will be secured by the Mortgage, which constitutes, in the opinion of General Counsel for CP&L, a first mortgage lien on all of the present properties of CP&L (except as stated below), subject to
(a) leases of minor portions of CP&L's property to others for uses which, in the opinion of such counsel, do not interfere with CP&L's business, (b) leases of certain property of CP&L not used in its electric utility business, and (c) excepted encumbrances, minor defects and irregularities. There are excepted from the lien: all merchandise, equipment, materials or supplies held for sale and fuel, oil and similar consumable materials and supplies; vehicles and automobiles; cash, securities, receivables and all contracts, leases and operating agreements not pledged or required so to be; and electric energy and other products.

     The Mortgage contains provisions for subjecting to the lien thereof (subject to limitations in the case of consolidation, merger or sale of substantially all of CP&L's assets) property, other than property of the kind excepted above, acquired after the date of delivery of the Mortgage. (Mortgage, Art. XV.)

     The Mortgage provides that the Trustees shall have a lien upon the mortgaged property, prior to the Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. (Mortgage, Sec. 96.)

ISSUANCE OF ADDITIONAL BONDS

     The maximum principal amount of Bonds which may be issued under the Mortgage is unlimited. Bonds of any series may be issued from time to time on the basis of (1) 70% of property additions after adjustments to offset retirements; (2) retirement of Bonds or prior lien bonds; or (3) deposit of cash. With certain exceptions in the case of (2) above, the issuance of Bonds is subject to adjusted net earnings for 12 out of the preceding 15 months before interest and income taxes being (a) at least twice the annual interest requirements on, or (b) at least 10% of the principal amount of, all Bonds at the time outstanding, including the additional issue, and all indebtedness of prior or equal rank. Such adjusted net earnings are computed after provision for repairs, maintenance and retirement of property equal to the maintenance and replacement fund requirements for such period. Cash so deposited may be withdrawn upon the basis stated in clauses (1) and (2) above. See "Modification of the Mortgage."

     Property additions must consist of electric property, or property used or useful in connection therewith, acquired after December 31, 1939, but may not include securities, vehicles or automobiles. CP&L has reserved the right to amend the Mortgage, without any consent or other action of the holders of the Twenty-fourth Series or any subsequently created series (including each series of the New Bonds), to make available as property additions any form of space satellites (including solar power satellites), space stations and other analogous facilities. CP&L estimates that, as of December 31, 1994, there were approximately $2.2 billion of net property additions available for the issuance of Bonds, which, using the test specified in clause (1) of the previous paragraph, would provide a basis for the issuance of approximately $1.5 billion of additional Bonds as of such date.

     The Mortgage contains restrictions upon the issuance of Bonds against property subject to liens and upon the increase of the amount of such liens. (Mortgage, Secs. 4-7, 20-30 and 46; Twenty-third Supplemental, Sec. 5.)

DIVIDEND RESTRICTIONS

     So long as any Bonds remain outstanding, and unless otherwise specified in the Prospectus Supplement with respect to the New Bonds, cash dividends and distributions on common stock are restricted to aggregate net income available therefor (after preferred dividends) since December 31, 1948, plus $3,000,000. No portion of retained earnings at December 31, 1994 is restricted by this provision. See "Modification of the Mortgage."

MODIFICATION OF THE MORTGAGE

     The rights of the Bondholders may be modified with the consent of 70% of the Bonds and, if less than all series of Bonds are affected, the consent also of 70% of the Bonds of each series affected. CP&L has reserved the right to amend the Mortgage, without any consent or other action by holders of the Bonds of the Fourteenth Series or any subsequently created series (including each series of the New Bonds), to substitute for the foregoing provision a provision to the effect that the rights of the Bondholders may be modified with the consent of holders of 66 2/3% of the Bonds, and, if less than all series of Bonds are affected, the consent also of holders of 66 2/3% of the Bonds of each series affected. In general, no modification of the terms of payment of principal or interest, and no modification affecting the lien or reducing the percentage required for modification, is effective against any Bondholder without such Bondholder's consent. (Mortgage, Art. XVIII; Thirteenth Supplemental, Sec. 5.)

     CP&L may reserve the right to amend the Mortgage, without the consent of the holders of one or more series of New Bonds or of any subsequently created series, as follows: (i) to reduce the percentage of the holders of the Bonds who must consent to certain modifications of the Mortgage to a majority of the holders of all Bonds adversely affected; (ii) to except from the lien of the Mortgage all property not funded or eligible to be funded under the Mortgage for the issuance of Bonds, the release of property or any other purpose under the Mortgage; (iii) to increase the period during which the net earnings test may be calculated from 15 months to 18 months; (iv) to allow the release of property from the lien of the Mortgage at cost or at the value of such property at the time it became funded property; (v) to simplify the release of unfunded property from the lien of the Mortgage, if after the release CP&L will have at least one dollar ($1) in unfunded property remaining; (vi) to increase the amount of funded property that may be released or retired on the basis of the retirement of Bonds from 100% to 143%; and (vii) to eliminate the annual certificate from CP&L to the Mortgage Trustee regarding the amounts accrued, expended or appropriated for maintenance or property retirements. In addition, CP&L may elect to modify the dividend covenant applicable to a particular series of New Bonds to provide that CP&L may declare and pay dividends in cash or property on its common stock only out of Surplus, as defined, or out of net profits for the fiscal year or the preceding fiscal year. However, dividends may not be paid out of net profits if the Capital of CP&L, as defined, has been diminished to a specified extent.

DEFAULTS AND NOTICE THEREOF

     An event of default is defined as being: default in payment of principal of Bonds; default for 30 days in payment of interest on Bonds; default in payment of interest on or principal of prior lien bonds continued beyond grace periods; default for 60 days in payment of installments of funds for retirement of Bonds (including the improvement and maintenance and replacement funds); certain events in bankruptcy, insolvency or reorganization; and default for 90 days after notice in performance of other covenants. (Mortgage, Sec. 65.) The Trustees may withhold notice of default (except in payment of principal, interest or funds for retirement of Bonds) if they think it in the interest of the Bondholders. (Mortgage, Sec. 66; Third Supplemental, Sec. 15.)

     In case of a default, holders of 25% of the Bonds may declare the principal and interest due and payable, but the holders of a majority may annul such declaration and destroy its effect if such default has been cured. (Mortgage, Sec. 67.) No holder of Bonds may enforce the lien of the Mortgage unless such holder has given the Trustees written notice of a default and unless the holders of 25% of the Bonds have requested the Trustees in writing to act and have offered the Trustees reasonable opportunity to act. (Mortgage, Sec. 80.) The Trustees are not required to risk their funds or incur personal liability if there is a reasonable ground for believing that repayment to the Trustees is not reasonably assured. (Mortgage, Sec. 94.) Holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees. (Mortgage, Sec. 71.)

EVIDENCE TO BE FURNISHED TO THE MORTGAGE TRUSTEE UNDER THE MORTGAGE

     Compliance with Mortgage provisions is evidenced by written statements of CP&L's officers or persons selected or paid by CP&L (such as an engineer with respect to the value of property being certified or released, an accountant with respect to a net earnings certificate and counsel with respect to property titles and compliance with the Mortgage generally). In certain major matters (as required by Section 314(d) of the Trust Indenture Act of 1939, as amended) the accountant or engineer must be independent. Various certificates and other papers are required to be filed annually and upon the happening of various events. General periodic evidence is required to be furnished as to compliance with the conditions and covenants under the Mortgage.

CONCERNING THE MORTGAGE TRUSTEE

     In the regular course of business, CP&L obtains short-term funds from several banks including, in certain instances, The Bank of New York.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities may be issued in one or more new series under an Indenture or Indentures (the "Indenture") between CP&L and Bankers Trust Company, or other trustee to be named, as Trustee (each, a "Trustee"). The statements herein concerning (i) the Indenture, (ii) one or more supplemental indentures, board resolutions or officer's certificates establishing the Debt Securities and (iii) the Debt Securities (the forms of each of which are filed, or will be filed, as exhibits to the Registration Statement of which this Prospectus forms a part, or as an exhibit to a Current Report on Form 8-K to be incorporated by reference in this Prospectus) are merely an outline and do not purport to be complete. Such statements make use of the terms defined in the Indenture and are qualified in their entirety by express reference to the sections of the Indenture cited herein.

     The Debt Securities will be unsecured obligations of CP&L and, if so provided in the Prospectus Supplement relating to a particular series of Debt Securities, will be subordinated obligations of CP&L (the "Subordinated Debt Securities"). Except as may otherwise be described in the Prospectus Supplement, separate Indentures will be used for Subordinated Debt Securities (the "Subordinated Indenture") and for Debt Securities that are not Subordinated Debt Securities.

     Reference is made to the Prospectus Supplement relating to any particular issue of Offered Debt Securities for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates (which may be fixed or variable) and/or the method of determination of such rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where (i) the principal of, premium, if any, and interest on any of such Debt Securities will be payable,
(ii) registration of transfer of such Debt Securities may be effected, (iii) exchanges of such Debt Securities may be effected and (iv) notices and demands to or upon CP&L in respect of such Debt Securities may be served; the Security Registrar for such Debt Securities and, if such is the case, that the principal of such Debt Securities shall be payable without presentment or surrender thereof; (6) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Debt Securities may be redeemed, in whole or in part, at the option of CP&L; (7) the obligation or obligations, if any, of CP&L to redeem or purchase any of such Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder; (8) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount payable in respect of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or other fact or event ascertainable outside the Indenture, the manner in which such amounts will be determined; (10) if other than the currency of the United States, the currency or currencies, including composite currencies in which the principal of or any premium or interest on any of such Debt Securities will be payable; (11) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of CP&L or the Holder thereof, in a coin or currency other than in which such Debt Securities are stated to be payable, the period or periods within which and the terms and conditions upon which, such election is to be made; (12) if other than the principal amount thereof, the portion of the principal amount of any of such Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (13) if the principal of or premium or interest on such Debt Securities are to be payable, or are to be payable at the election of CP&L or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the formulary or other method or other means by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (14) the terms, if any, pursuant to which such Debt Securities may be converted into or exchanged for shares of capital stock or other securities of CP&L or any other Person; (15) the obligations or instruments, if any, which shall be considered to be Eligible Obligations in respect of such Debt Securities denominated in a currency other than Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of CP&L's indebtedness in respect of such Debt Securities after the satisfaction and discharge thereof; (16) if such Debt Securities are to be issued in global form, (i) any limitations on the rights of the Holder or Holders of such Debt Securities to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such Debt Securities; (17) if such Debt Securities are to be issuable as bearer securities; (18) any limitations on the rights of the Holders of such Debt Securities to transfer or exchange such Debt Securities or to obtain the registration of transfer thereof, and if a service charge will be made for the registration of transfer or exchange of such Debt Securities, the amount or terms thereof; (19) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to such Debt Securities; (20) any addition to the Events of Default applicable to any of such Debt Securities and any addition to the covenants of CP&L for the benefit of the Holders of such Debt Securities; and
(21) any other terms of such Debt Securities of such series, or any Tranche thereof, not inconsistent with the provisions of the Indenture. (Section 301).

     Debt Securities may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.

     Except as may otherwise be described in the Prospectus Supplement, the covenants contained in the Indenture would not afford Holders of Debt Securities protection in the event of a highly-leveraged transaction involving CP&L.

SUBORDINATION

     If so provided in the applicable Prospectus Supplement, the Subordinated Debt Securities will be subordinate and junior in right of payment to all Senior Indebtedness of CP&L.

     No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Subordinated Debt Securities may be made (i) upon certain events of bankruptcy, insolvency or reorganization,
(ii) if any Senior Indebtedness is not paid when due, (iii) if any other default has occurred permitting the holders of Senior Indebtedness to accelerate the maturity thereof and, in such case, any applicable grace period with respect to such default has ended and, with respect to (ii) and (iii), such default has not been cured or waived, or (iv) if the maturity of any Senior Indebtedness has been accelerated because of an Event of Default. Upon any distribution of assets of CP&L to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the Holders of the Subordinated Debt Securities are entitled to receive or retain any payment. (Section 1502). The rights of the Holders of the Subordinated Debt Securities will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. (Section 1504).

     The term "Senior Indebtedness" is defined in the Subordinated Indenture to mean obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Indenture) of, or guaranteed or assumed by, CP&L for borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated Debt Securities)) or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of CP&L and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or indebtedness evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Subordinated Indenture or subsequently incurred by CP&L.

     The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that CP&L may issue. As of March 31, 1995, outstanding Senior Indebtedness of CP&L aggregated approximately $3.1 billion.

FORM, EXCHANGE, AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Sections 201 and 302).

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to global securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305).

     Subject to the terms of the Indenture and the limitations applicable to global securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by CP&L for such purpose. CP&L may designate itself the Security Registrar. No service charge will be made for any registration of transfer or exchange of Debt Securities, but CP&L may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305). Any transfer agent (in addition to the Security Registrar) initially designated by CP&L for any Debt Securities will be named in the applicable Prospectus Supplement. CP&L may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that CP&L will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 602).

     CP&L will not be required to (i) issue, register the transfer of, or exchange any Debt Security or any Tranche thereof during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305).

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as CP&L may designate for such purpose from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in New York City will be designated as CP&L's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by CP&L for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. CP&L may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that CP&L will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 602).

     All moneys paid by CP&L to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to CP&L, and the Holder of such Debt Security thereafter may look only to CP&L for payment thereof. (Section 603).

REDEMPTION

     Any terms for the optional or mandatory redemption of Debt Securities will be set forth in the applicable Prospectus Supplement or a supplement thereto. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to Debt Securities that are redeemable at the option of the Holder, Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the Debt Securities of a series, or any Tranche thereof, are to be redeemed, the particular Debt Securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Section 403 and 404).

     Any notice of redemption at the option of CP&L may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force and effect and CP&L will not be required to redeem such Debt Securities. (Section 404).

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     CP&L may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the corporation formed by such consolidation or into which CP&L is merged or the Person which acquires by conveyance or transfer, or which leases, the property and assets of CP&L substantially as an entirety shall be a Person organized and validly existing under the laws of any domestic jurisdiction and such Person expressly assumes CP&L's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) CP&L will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture. (Section
1101).

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Securities of such series within 60 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on any Debt Security of such series within three Business Days after the same becomes due and payable; (c) failure to perform or breach of any other covenant or warranty of CP&L in the Indenture (other than a covenant or warranty of CP&L in the Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 60 days after written notice to CP&L by the Trustee, or to CP&L and the Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series outstanding under the Indenture as provided in the Indenture; (d) certain events of bankruptcy, insolvency or reorganization; and (e) any other Event of Default specified in the applicable Prospectus Supplement with respect to Debt Securities of particular series. (Section 801).

     No Event of Default with respect to the Debt Securities necessarily constitutes an Event of Default with respect to the Debt Securities of any other series issued under the Indenture.

     If an Event of Default with respect to any series of Debt Securities occurs and is continuing, then either the Trustee or the Holders of not less than 33% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or if the Debt Securities of such series are discount notes or similar Debt Securities, such portion of the principal amount as may be specified in the applicable Prospectus Supplement) of all of the Debt Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Debt Securities of any one of such series.

     At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

     (a) CP&L has paid or deposited with the Trustee a sum sufficient to pay

          (1) all overdue interest on all Debt Securities of such series;

          (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

          (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

          (4) all amounts due to the Trustee under the Indenture;

     (b) any other Event or Events of Default with respect to the Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 802).

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 903). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 812).

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series, (ii) the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of such series have made written request to the Trustee, and such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 807). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 808).

     CP&L will be required to furnish to the Trustee annually a statement by an appropriate officer as to such officer's knowledge of CP&L's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture. (Section 606).

MODIFICATION AND WAIVER

     Without the consent of any Holder of Debt Securities, CP&L and the Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to CP&L of the covenants of CP&L in the Indenture and the Debt Securities; or (b) to add one or more covenants of CP&L or other provisions for the benefit of the Holders of all or any series of Outstanding Debt Securities or to surrender any right or power conferred upon CP&L by the Indenture; or (c) to add any additional Events of Default with respect to all or any series of Outstanding Debt Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining Outstanding under the Indenture; or (e) to provide collateral security for the Debt Securities; or (f) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; or (g) to evidence and provide for the acceptance of appointment of a successor Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (h) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Debt Securities; or (i) to change any place where (1) the principal of and premium, if any, and interest, if any, on any Debt Securities shall be payable, (2) any Debt Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon CP&L in respect of Debt Securities and the Indenture may be served; or (j) to cure any ambiguity or inconsistency or to make or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect. (Section 1201).

     The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by CP&L with certain restrictive provisions of the Indenture. (Section 607). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 813).

     Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and CP&L and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201.)

     Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debt Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Debt Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security, (b) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Debt

Security of such series or Tranche, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Debt Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or modifies the rights of the Holders of Debt Securities of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Debt Securities of any other series or Tranche. (See Section 1202.)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date, (i) Debt Securities owned by CP&L or any other obligor upon the Securities or any Affiliate of CP&L or of such other obligor (unless CP&L, such Affiliate or such obligor owns all Securities Outstanding under this Indenture, or all Outstanding Securities of each such series and each such Tranche, as the case may be, determined without regard to this clause (i)) shall be disregarded and deemed not to be Outstanding; (ii) the principal amount of a Discount Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof as provided in the Indenture; and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or a composite currency that will be deemed to be Outstanding will be the Dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (ii) above, of the amount described in such clause). (Section 101).

     If CP&L shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, CP&L may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but CP&L shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Security. (Section 104).

DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, any Debt Security, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture, and, at CP&L's election, the entire indebtedness of CP&L in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than CP&L), in trust: (a) money in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Debt Security or Securities or portions thereof. (Section 701). For this purpose, unless otherwise indicated in the applicable Prospectus Supplement, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

RESIGNATION OF TRUSTEE

     The Trustee may resign at any time by giving written notice thereof to CP&L or may be removed at any time by Act of the Holders of a majority in principal amount of Debt Securities then Outstanding delivered to the Trustee and CP&L. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by Act of the Holders, if CP&L has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 910).

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Section
106).

TITLE

     CP&L, the Trustee, and any agent of CP&L or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308).

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112).

REGARDING THE TRUSTEE

     The Trustee under the Indenture is Bankers Trust Company. Bankers Trust Company is the indenture trustee under a certain indenture of trust entered into in connection with a lease financing in which CP&L is the lessee of eleven turbine generator units and related property.

                               GLOBAL SECURITIES

     Some or all of the New Bonds or Debt Securities of any series may be represented, in whole or in part, by one or more global securities (each, a "Global Security") which will have an aggregate principal amount equal to that of the New Bonds or Debt Securities represented thereby. Each Global Security will be registered in the name of a depositary (the "Depositary") or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Mortgage or Indenture.

     As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the Securities represented thereby for all purposes under the Securities and the Mortgage and Indenture. Except in limited circumstances, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Securities in exchange therefor and will not be considered to be the owners or holders of such Global Security or any Securities represented thereby for any purpose under the Securities or the Mortgage or Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of CP&L, the Trustees under the Mortgage or the Trustee under the Indenture, or any agents of each of the foregoing, will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

                              EXPERTS AND LEGALITY

     The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from CP&L's 1994 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The statements made as to matters of law and legal conclusions in the documents incorporated by reference herein and as set forth under "Description of New Bonds" and "Description of Debt Securities" herein have been reviewed by Richard E. Jones, Esq., Senior Vice President, General Counsel and Secretary for CP&L, and are set forth in reliance upon his opinion as an expert.

     The legality of the securities offered hereby will be passed upon for CP&L by Richard E. Jones, Esq., Senior Vice President, General Counsel and Secretary of CP&L, Raleigh, North Carolina, and by Reid & Priest LLP, 40 West 57th Street, New York, New York, counsel to CP&L, and for any underwriter, dealer or agent by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York. However, all matters pertaining to the organization of CP&L, titles and local law will be passed upon only by Richard E. Jones, Esq., who may rely as to all matters of South Carolina law on the opinion of Paulling & James, Darlington, South Carolina. As of January 31, 1995, Richard E. Jones, Esq., owned 10,074 shares of CP&L's Common Stock. Mr. Jones is acquiring additional shares of CP&L's Common Stock at regular intervals as a participant in CP&L's Stock Purchase-Savings Plan.

                              PLAN OF DISTRIBUTION

     CP&L may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities sets forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the net proceeds to CP&L from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered through dealers or underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of any underwriter or underwriters to purchase the Offered Securities will be subject to certain conditions precedent and such underwriter or underwriters will be obligated to purchase all the Offered Securities if any are purchased, except that, in certain cases involving a default by one or more underwriters, less than all of the Offered Securities may be purchased.

     Offered Securities may be sold directly by CP&L or through agents designated by CP&L from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by CP&L to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, CP&L will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from CP&L at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with CP&L to indemnification by CP&L against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

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